Exhibit 99.1

DAVIDsTEA ANNOUNCES BOARD RESIGNATION

MONTREAL, July 13, 2018 -- DAVIDsTEA Inc. (Nasdaq: DTEA) announces that Roland Walton has resigned as a director.

“We thank Roland Walton for his contribution, particularly in the period leading up to the recent annual meeting of shareholders, and wish him the very best,” said Herschel Segal, Executive Chairman of the Board and interim Chief Executive Officer of DavidsTea.

The Board of Directors has commissioned the Human Resources and Compensation Committee to initiate the process of finding a new director to fill the vacancy on the Board.

About DAVIDsTEA

DAVIDsTEA is a retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages, primarily through 240 company operated DAVIDsTEA stores throughout Canada and the United States as of May 5, 2018, and its website, davidstea.com. The Company is headquartered in Montréal, Canada.

Investor Contact

MaisonBrison Communications

Pierre Boucher

514‑731‑0000

investors@davidstea.com